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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE
February 3, 1997

                   TELECHIPS ANNOUNCES DEPARTURE OF CHAIRMAN
                        AND REFOCUS OF COMPANY DIRECTION


RENO, Nev., February 3, 1997--Telechips Corporation [Nasdaq: TCHP (common):
TCHPW (warrants)], an innovative developer of interactive Microsoft Windows(R)- compatible, information appliances and computer/telephony workstations, today announced that C.A. Burns has resigned the positions of chairman, president, chief executive officer and a director following a resolution of the Board of Directors requesting that the company hire a new president and chief executive officer.

        The company said a new chief executive officer will be named shortly.

        In unrelated developments, Bruce Chatterley and Howard Phillips have resigned as members of the board.

        The remaining officers and directors, in actions to stabilize the company's finances, have obtained a commitment for a $250,000 bridge loan in anticipation of a larger private financing expected to close in March and have cut the company's workforce by approximately 50% to a core team dedicated to supporting key product lines. The company said the moves will allow Telechips to refocus its efforts and to concentrate on supporting its primary customers and product lines.

        Telechips Corporation designs, develops and markets information appliances and interactive computer-telephony equipment, peripheral devices and software applications. The company's flagship product, the Access line of computer telephony products, combines the power of an industry-standard personal computer with the ease of use and familiarity of the conventional business telephone via a touch-sensitive screen.

        Any of the above statements which are not historical fact are forward looking, and actual results may differ materially.